Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Annual Report on Form 10-K of IDT Corporation of our report dated October 6, 2011 on our audit of the balance sheet of American Shale Oil, LLC (A Development Stage Company) as of July 31, 2011 and the related statement of operations, members’ (deficit) interest and cash flows for the year then ended.

/s/ Zwick and Banyai, PLLC

Zwick and Banyai, PLLC
Southfield, Michigan

October 11, 2011